Superior Industries International, Inc. 8-K

Exhibit 99.1

Investor Relations Line:
(818) 902-2701 www.supind.com

Contacts:
Superior Industries
Kerry Shiba
(818) 902-2700
NEWS RELEASE
PondelWilkinson Inc.
Roger Pondel
(310) 279-5980
Investor@pondel.com

Superior Industries International Names James F. Sistek

Senior Vice President, Business Operations

VAN NUYS, CALIFORNIA – September 2, 2014 -- Superior Industries International, Inc. (NYSE:SUP), the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America, today announced that James F. Sistek has joined the company as Senior Vice President, Business Operations, a newly created position.

Sistek, 51, will focus on initiatives to enhance Superior’s competitive position in the global marketplace, with an emphasis on products and customers. He reports directly to Don Stebbins, who joined Superior as President and Chief Executive Officer and a member of the Board of Directors in May 2014.

“Jim brings to Superior an extensive background in the automotive supply sector,” Stebbins said. “He is a proven executive who will be instrumental in further developing our base business and helping our executive team to establish a solid foundation for future growth.”

Most recently, Sistek was CEO and founder of Infologic, Inc., a provider of IT strategy, program management and business process improvement. He previously was Vice President, Shared Services & Chief Information Officer, of Visteon Corporation, a $12 billion Tier 1 global automotive supplier. Sistek also served as Vice President, Global Business Practices, of Lear Corporation and held senior management positions with United Technologies Automotive and Newport News Shipbuilding.

About Superior Industries

Superior is the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America. From its five plants in both the U.S. and Mexico, the company supplies aluminum wheels to the original equipment market. Major customers include BMW, Chrysler, Ford, General Motors, Mitsubishi, Nissan, Subaru, Tesla, Toyota and Volkswagen. For more information, visit www.supind.com.

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